SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549



                          FORM 8-K



                       CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF THE
                  SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported) December 23, 1997



                   LYNTON GROUP,  INC.
      (Exact name of Registrant as specified in its charter)




Delaware                          0-6867                        13-2688055
(State or other                   (Commission             (I.R.S. Employer
jurisdiction of                   file number)              Identification
incorporation or                                                   Number)
organization)


9 Airport Road
Morristown Municipal Airport
Morristown, New Jersey                                              07960
(Address of principal                                          (Zip Code)
executive offices)



Registrant's telephone number, including area code:(973) 292-9000


Item 2.  Acquisition or Disposition of Assets.

     Pursuant to a Share Sale and Purchase Agreement dated December 5, 1997 among Lynton Group, Inc. (the "Company"), Lynton Group Limited, a company organized under the laws of England and a wholly-owned subsidiary of the Company ("Limited"), and The General Electric Company, p.l.c., the owner of all of the shares of capital stock of Magec Aviation Limited, a company organized under the laws of England ("Magec"), the Company through Limited acquired on December 23, 1997 all of the issued and outstanding shares of capital stock of Magec (the "Magec Shares").

    The purchase price for the Magec Shares was 17,000,000 Pounds Sterling paid in cash. The funds used to purchase the Magec Shares included bank financing obtained from the Bank of Scotland in the principal amount of 12,800,000 Pounds Sterling with the balance of purchase price from debt financing obtained from certain directors of the Company and/or their affiliates, as well as other third parties.

     Magec is engaged in the operation of an aviation fixed base operation at the London Luton Airport located in the London, England metropolitan area. Magec, which operates from a hanger/office facility of approximately 65,000 square feet, primarily provides hangarage and refueling, charter, management and maintenance services for corporate aircraft.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Financial Statements of Businesses Acquired and Pro Forma Financial
Information:

     The financial statements and pro forma financial information required to be filed are presently not available and will be filed by amendment as soon as practicable and not later than 60 days after the due date of this Report on Form 8-K.

                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   LYNTON GROUP, INC.
                                   (Registrant)


Date: January 6, 1998              By:  /S/CHRISTOPHER TENNANT
                                        Christopher Tennant,
                                        President and
                                        Chief Executive Officer